Exhibit 99.5

Kemira GrowHow Holdings Limited

Non-Statutory Combined Financial Statements

30 June 2007

Kemira GrowHow Holdings Limited
Combined Profit and Loss Account
For the six-months ended 30 June 2007
(in £000)

Six-months ended
30 June, 2007
(unaudited)

Turnover	85,246
Raw materials and consumables	(63,505)
Other external charges	(5,788)
Staff costs	(9,399)
Depreciation and other amounts written off tangible fixed assets	(4,356)

Operating income	2,198
Other interest receivable and similar income	4,226
Interest payable and similar charges	(5,031)

Income before taxation	1,393
Tax expense	243

Income for the six month period	1,150

Kemira GrowHow Holdings Limited
Combined Balance Sheet
as of 30 June 2007
(in £000)

2007
(unaudited)

Fixed assets
Tangible assets	50,614

Current assets
Stocks	22,604
Debtors	29,343
Cash at bank and in hand	7,724

59,671
Creditors: amounts falling due within one year	(33,863)

Net current assets	25,808

Total assets less current liabilities	76,422

Creditors: amounts falling due in more than one year	(40,292)

Net assets excluding pension deficit	36,130

Net pension deficit	(19,679)

Net assets including pension deficit	16,451

Capital and reserves
Called up share capital	50,500
Profit and loss account	(34,049)

Total shareholders’ funds	16,451

Kemira GrowHow Holdings Limited
Combined Cash Flow Statement
For the six-months ended 30 June 2007
(in £000)

Six-months ended
30 June, 2007
(unaudited)

Net cash inflow from operating activities	19,913

Net cash inflow from returns on investments and servicing of finance	4,015

Net cash outflow from investing activities	(1,560)

Net cash (outflow)/inflow before management of liquid resources and financing	(7,519)

Management of liquid resources	(8,777)

Increase in cash in the period	6,072

Kemira GrowHow Holdings Limited
Notes to Combined Financial Statements

1. Subsequent events

GrowHow UK Limited

On 11 July 2007, the UK Competition Commission approved a joint venture planned by Kemira GrowHow Oyj and Terra Industries Inc. to combine the fertilizer and associated process chemicals businesses of both Kemira GrowHow UK Ltd and Terra Nitrogen UK Limited. The approval was conditional upon the divestment of certain processes – which accounted for less than three percent of sales for the planned joint venture – as well as amendment of certain terms for carbon dioxide supplies. The joint venture was finalized on 14 September 2007.

Kemira GrowHow OYJ (Finland) and Terra Industries (USA) each own a 50% interest in the joint venture, which included the Kemira GrowHow site at Ince and the Terra Nitrogen Teeside and Severnside sites.

On 9 October 2007, GrowHow UK Limited (GrowHow) announced the closure of its Severnside manufacturing facilities. The closure is expected to be complete by the end of January 2008. GrowHow anticipates the costs associated with severance to be approximately £13 million.

Kemira GrowHow Oyj

On 24 May 2007, Yara International ASA acquired 30.5% of all shares and votes in Kemira GrowHow Oyj from the State of Finland. On 21 September 2007, Yara International ASA received clearance from the European commission to acquire Kemira GrowHow Oyj, and waived the remaining preconditions for its tender offer. On 4 October 2007, following the completion of its tender offer, Yara’s ownership in Kemira GrowHow Oyj increased to 97.55%.

2. Reconciliation to accounting principles generally accepted in the United States

The Company’s combined financial statements included in this interim report have been prepared in accordance with UK GAAP, which differs in certain significant respects from accounting principles generally accepted in the United States (“US GAAP”). The principle differences between UK GAAP and US GAAP are presented below together with explanations that affect total shareholders’ equity and net income as at and for the six months ended 30 June 2007.

This US GAAP information provides a reconciliation between earnings available for shareholders under UK GAAP and net income under US GAAP and between shareholders’ funds under UK GAAP and shareholders’ equity under US GAAP respectively.

Under US GAAP the effect on the profit and loss account would be as follows:

Six months ended
30 June, 2007
(in £000)	(unaudited)

Income for the six month period	1,150
a. Loss on derivative instruments	(7,614)
b. Pension expense	51

Net income per US GAAP	(6,413)

The principal differences between UK GAAP and US GAAP for the combined financial statements of Kemira GrowHow Holdings Limited can be summarized as follows:

Six months ended
30 June, 2007
(in £000)	(unaudited)

Stockholders’ equity per UK GAAP	16,451
a. Loss on derivative instruments	(7,614)
b. Pension expense	(127)

Stockholders’ equity per US GAAP	8,710

Statements of cash flows

The objectives and principles of statements of cash flows presented under US GAAP are similar to those used in preparing the group’s combined statement of cash flows under FRS 1 (revised 1996); however under US GAAP, FAS 95 requires only three categories of cash flows to be shown.

Cash flows arising from taxation and returns on investment and servicing of finance under FRS 1 would be included as operating activities. Under FAS 95, capital expenditure and financial investment would be included as investing activity, and equity dividends paid would be classified as a financing activity. The table below presents the summary of the group’s cash flows presented in accordance with the classifications used under US GAAP:

Six months ended
30 June, 2007
(in £000)	(unaudited)

Cash flow from operating activities	15,151
Cash flow from investing	(1,560)
Cash flow from financing	(7,519)

Increase (decrease) in cash	6,072
Cash at beginning of period	1,652

Cash at end of period	7,724

Notes to the US GAAP reconciliation

a. Loss on derivative instruments

GrowHow UK Limited has not elected hedge accounting treatment for its derivative instruments. Hedge accounting treatment is optional under Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The adjustment of £7.6 million at 30 June 2007 represents the required adjustment to fair value.

Under UK GAAP, changes in the fair value of derivative instruments are not recognized until realized; under US GAAP, derivative instruments are recognized at fair value and changes in those fair values are recognized in the income statement in the period in which they occur unless they qualify for hedge accounting. None of the group’s derivative instruments qualify for hedge accounting under US GAAP.

b. Pension Expense

The adjustments to pension expense of £0.1 million for the period ended 30 June 2007 represent the adjustments required for SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”.

Under UK GAAP, FRS 17, the funded status of a defined benefit pension plan is recognized on the balance sheet, net of the related deferred tax asset or liability. Actuarial gains and losses are recognized in the statement of total recognized gains and losses. Under US GAAP, FAS 158, the funded status is also recognized on the balance sheet, however actuarial gains and losses within a “corridor” are not recognized in the income statement and those outside the “corridor” are deferred over a period not exceeding the average service lives of employees within the plan.

There are differences in the methods of valuation required under UK GAAP and US GAAP for assets and liabilities of defined benefit pension plans. US GAAP is generally more prescriptive in terms of actuarial assumptions.